Exhibit 10.13.1

This document constitutes part of the prospectus covering
securities that have been registered under the Securities Act of 1933.

Walter Energy, Inc.
Long-Term Incentive Award Plan
Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of restricted stock units (“RSUs”) by Walter Energy, Inc., a Delaware corporation (the “Company”), to the Participant named below, pursuant and subject to the provisions of the Amended and Restated 2002 Long-Term Incentive Award Plan of Walter Energy, Inc., as it may be amended from time to time (the “Plan”), and the additional terms set forth in this Agreement. The Participant has been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

The Plan provides a complete description of the terms and conditions governing the grant of RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as noted in Section 6 regarding a Change in Control, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Participant:	[Insert Name]

Date of Grant:	[Insert Date]

Number of RSUs Granted:	Number (subject to adjustment as set forth herein and in the Plan)

The parties hereto agree as follows:

1.           Vesting. Subject to the Participant’s continued employment with the Company or any of its Subsidiaries through each of the applicable Vesting Dates (as defined below), the RSUs granted hereunder shall vest in three substantially equal annual installments on each of the first, second and third anniversary of the Date of Grant (i.e., Month and day, of 20    , 20     and 20    ) (each such date, a “Vesting Date”).  The period from the Date of Grant through (and including) the third anniversary of the Date of Grant shall be referred to herein as the “Period of Restriction.”

2.           Timing of Payout. Payout of vested RSUs shall occur as soon as administratively feasible after each Vesting Date, but in no event more than thirty (30) days thereafter.

3.           Form of Payout. Vested RSUs will be paid out solely in the form of shares of stock of the Company.

4.           Voting Rights and Dividends. Until such time as the RSUs are paid out in shares of Company stock, the Participant shall not have voting rights. Further, no dividends shall be paid on any RSUs.

5.           Termination of Employment. In the event of the Participant’s termination of employment with the Company or any of its Subsidiaries for any reason (whether with or without Cause (as defined below), and without regard for any period of notice that may be required under statute, contract, common law or otherwise, to the extent applicable) during the Period of Restriction, all RSUs held by the Participant at the time of termination which are still subject to the Period of Restriction shall be forfeited by the Participant to the Company without consideration as of the termination date and the Participant shall have no further rights with respect thereto.  Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, vest all or any portion of the RSUs held by the Participant.  If such vesting occurs, payout shall be made as soon as administratively feasible following the date of the Participant’s termination, but in no event more than thirty (30) days thereafter.

6.           Change in Control. Notwithstanding anything to the contrary in this Agreement or in the Plan, in the event that the Participant’s employment is terminated (x) by the Company or any of its Subsidiaries without Cause (as defined below) other than due to death or Disability (as defined below) or (y) by the Participant for Good Reason (as defined below), in each case, within the twenty-four (24) month period following the consummation of the first Change in Control that occurs during the Period of Restriction and prior to the Participant’s termination of employment, (i) the Period of Restriction imposed on the RSUs shall immediately lapse, with all such then unvested RSUs vesting subject to applicable federal and state securities laws and (ii) the RSUs shall be paid out as soon as administratively feasible following the date of the Participant’s termination, but in no event more than thirty (30) days thereafter.  Notwithstanding the foregoing, a transaction or series of transactions in which the Company separates one or more of its existing businesses, whether by sale, spin-off or otherwise, and whether or not any such transaction or series of transactions requires a vote of the stockholders, shall not be considered a “Change in Control.”

For purposes of this Section 6, “Cause” shall have the meaning ascribed to it in the letter agreement by and between the Company and the Participant, as it may be amended from time to time (the “Letter Agreement”) or, if there is no such Letter Agreement or such term is not defined therein, “Cause” shall mean (a) any form of dishonesty or criminal conduct connected with the employment of the Participant, (b) the refusal of the Participant to comply with the Company’s lawful written instructions, policies or rules as approved or mandated by the Board, (c) gross or willful misconduct by the Participant during employment with the Company, or (d) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony.  All disputes concerning whether a particular termination is for “Cause” shall be determined in good faith by the Administrator.

For purposes of this Section 6, “Disability” shall have the meaning ascribed to it in the Letter Agreement or, if there is no such Letter Agreement or such term is not defined therein, “Disability” shall mean any medical condition whatsoever which leads to the absence of the Participant from his or her job function for a continuous period of six months without the Participant being able to resume such functions on a full time basis at the expiration of such period, it being understood that unsuccessful attempts to return to work for periods under thirty days shall not be deemed to have interrupted said continuity.

For purposes of this Section 6, “Good Reason” shall have the meaning ascribed to it in the Letter Agreement or, if there is no such Letter Agreement or such term is not defined therein, “Good Reason” shall mean the occurrence of any of the following conditions (in each case arising without the Participant’s consent): (a) a material breach of this Agreement by the Company or (b) a material diminution in the Participant’s authority, duties or responsibilities.  Notwithstanding the foregoing, the Participant’s voluntary separation from service shall be for “Good Reason” only if (x) the Participant provides written notice of the facts or circumstances constituting a “Good Reason” condition to the Company within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice and (z) the voluntary separation from service occurs within 90 days after the initial existence of the Good Reason condition.  For purposes of this Agreement, the parties agree that “Good Reason” will not exist solely because the amount of the Participant’s annual bonus, if any, fluctuates due to performance considerations under the Company’s Executive Incentive Plan, as it may be amended from time to time or other Company incentive plan applicable to the Participant and in effect from time to time.

7.           Restrictions on Transfer. Unless and until actual shares of stock of the Company are received upon payout, RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided for in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

8.           Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

9.           Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10.        No Right to Continuation of Employment or Other Equity Awards. This Agreement shall not confer upon the Participant any right to continue employment with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Subsidiaries’ right to terminate the Participant’s employment at any time.  In addition, this grant of

RSUs shall not confer any right upon the Participant to be granted RSUs or other Awards in the future under the Plan.

11.        Miscellaneous.

(a)                            This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky, state or provincial securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)                           The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant. Notwithstanding the foregoing, the Committee may, without obtaining the written consent of the Participant, amend this Agreement in any manner that it deems necessary or desirable to comply with the requirements of Section 409A of the Code or an exemption thereto.

(c)                            The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, provincial and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

(d)                           The Participant agrees to take all steps necessary to comply with all applicable provisions of federal, state and provincial securities laws in exercising his or her rights under this Agreement.

(e)                            This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, securities commissions, national securities exchanges or stock exchanges,as may be required.

(f)                              This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the RSUs granted hereunder.  This Agreement and the Plan supersedes any prior agreements, commitments or negotiations concerning the RSUs granted hereunder.

(g)                           All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h)                           To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

(i)                               This Agreement may be signed in counterpart, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Walter Energy, Inc.

By:

Walter J. Scheller, III
Chief Executive Officer

ATTEST:

Participant